OMEGA HEALTHCARE INVESTORS, INC.

Suite 100
9690 Deereco Road
Timonium, MD 21093

April  3, 2008

COMPUTERSHARE TRUST COMPANY, N.A.
(as successor Rights Agent to First Chicago Trust Company)
525 Washington Boulevard
Jersey City, NJ  07310

Attention:              Relationship Manager

Re:  Amendment No. 3 To Rights Agreement

Ladies and Gentlemen:

Pursuant to Section 27 of the Rights Agreement dated as of May 12, 1999, as amended on May 11, 2000 and October 29, 2001 (as amended, the “Rights Agreement”) between Omega Healthcare Investors, Inc. (the “Company”) and Computershare Trust Company, N.A. (formerly known as  EquiServe Trust Company, N.A., as successor Rights Agent to First Chicago Trust Company), as rights agent, the Company, pursuant to resolution adopted by its Board of Directors, hereby amends the Rights Agreement as follows:

1.           Section 7(a) of the Rights Agreement is hereby amended by deleting the reference to “May 12, 2009” and replacing it with “April 3, 2008”, such that Section 7(a) as amended shall read in its entirety as follows:

(a)           Subject to Section 7(e) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price with respect to each surrendered Right for the total number of shares of Preferred Stock (or Common Stock or other securities or property, as the case may be) as to which the Rights are exercised, at or prior to the earliest of (i) the Close of Business on April 3, 2008 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”) or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof (the earliest to occur of the events described in (i), (ii) and (iii) being herein referred to as the “Expiration Date”).

2.           The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment No. 3 to the Rights Agreement, but shall remain in full force and effect.

3.           Capitalized terms used without other definition in this Amendment No. 3 to the Rights Agreement shall be used as defined in the Rights Agreement.

4.           This Amendment No. 3 to the Rights Agreement shall be deemed to be a contract made under the laws of the State of Maryland and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State, except that those provisions of this Amendment No. 3 to the Rights Agreement affecting the rights, duties and responsibility of the Rights Agent shall be governed by and construed in accordance with the laws of the State of Illinois.

5.           This Amendment No. 3 to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

6.           Exhibits A and B to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment No. 3 to the Rights Agreement.

Very truly yours,

OMEGA HEALTHCARE INVESTORS, INC.

By:  /s/ C. Taylor Pickett
 C. Taylor Pickett
 Chief Executive Officer

Accepted and agreed to as of the
date specified above:

COMPUTERSHARE TRUST COMPANY, N.A.
(as successor Rights Agent to First Chicago Trust Company)

By:/s/ Dennis V. Moccia
Dennis V. Moccia
Managing Director